Exhibit 1(a)(v)

CORPORATE ACCESS NUMBER: 206816738
Alberta
BUSINESS CORPORATIONS ACT

CERTIFICATE
OF
AMENDMENT

ADVENTURX.COM, INC.
AMENDED ITS ARTICLES ON 1999/07/08.

Certified Copy
 Name/Structure Change Alberta Corporation - Registration Statement

Service Request Number:	1299609

Corporate Access. Number:	206816738

Legal Entity Name:	BIKESTAR INC.

French Equivalent Name:

Legal Entity Status:	Active

Alberta Corporation Type:	Named Alberta Corporation

New legal entity Name:	ADVENTURX.COM, INC.

New French Equivalent Name:

Nuans: Number:

Nuans: Date:	64423586

French NUB.. Number: French Nuans Date:	1999/06/10

Share Structure:

Share Transfers Restrictions:

Number of Directors:

Min Number of Directors:

Max Number of Directors: Business

Restricted To: Business Restricted

From: Other Provisions:

RCA Section/Subsection:

SECTIONS 167(1)(A) AND 167(1)(F)

Professional endorsement Provided:

Future Dating, Required:

Amendment Date:	1999/07/08

Annual returns are outstanding for the 2001, 2000 file year(s).

Annual Return

File Year	Date Filed
1999	1999/03/04
1998	1998/03/27
1997	1997/02/24

Attachment

Attachment Type	Microfilm Bar Code	Date Recorded
Section 167(1)(f) Schedule	ELECTRONIC	1999/07/08

Registration Authorized By:	BURSTALL WARD
AGENT OF CORPORATION

CONSOLIDATION OF COMMON SHARES

Pursuant to section 167(1) (f) of the Business Corporations Act (Alberta), the number of issued and outstanding common shares of the Corporation be changed by consolidating the issued and outstanding common shares of the Corporation on the basis chat every five (5) common shares outstanding before the consolidation shall be consolidated into one (1) common share after the consolidation.